Exhibit 10.2

TechCare Corp.

2017 Employee Stock Option Award Plan

Form of Stock Option Award Letter

Date: [________]

[_____________]

Dear Madame/Sir:

Effective as of [________] (the “Award Date”), TechCare Corp. or its wholly-owned Israeli subsidiary, Novomic Ltd (together, the “Company”) agreed to grant or formally ratified a prior grant to you an option (“Option”) to purchase [________] Shares of common stock, par value $0.0001 (the “Option Shares”) pursuant to the Company’s 2017 Employee Stock Option Award Plan (the “Plan”), pursuant to Section 3(i) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), which Options are fully-vested.

Your Option is more fully described in the attached Appendix A, Terms and Conditions of Stock Option Award (which Appendix A, together with this letter, is the “Award Letter”). Any capitalized term used and not defined in the Award Letter has the meaning set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan control.

The price at which you may purchase the Option Shares of Common Stock covered by the Option is $0.0001per Option Share (“Exercise Price”) which is/was based on the Fair Market Value of a Shares of Common Stock on the Award Date. Unless otherwise provided in the attached Appendix A, your Option will expire five years from the Award Date (the “Option Expiration Date”).

Please note that in most circumstances, on the date(s) you exercise your Option, the difference between the Exercise Price and the Fair Market Value of the Shares of Common Stock on the date of exercise [which is equal to the average of the closing bid and ask price on the OTCQB or the closing price on the NASDAQ or other exchange or automatic quotation service on with the Company’s shares are listed] multiplied by the number of Option Shares you purchase, will be taxable income to you. You should closely review Appendix A and the Plan for important details about the tax treatment of your Option. This Option is subject to the terms and conditions set forth in the enclosed Plan and this Award Letter and any rules and regulations adopted by the Company’s Board of Directors and its Compensation Committee, if any, then in existence.

This Award Letter, the Plan and any other attachments should be retained in your files for future reference.

Very truly yours,

Name:
Title:

Enclosures

TechCare Corp.

23 Hamelacha Street

Park Afek, Rosh Ha’ain 4809173, Israel

Tel: +972 3 750 3060

Appendix A

Terms and Conditions of
2017 Employee Stock Option
Award Plan Stock Option Award
[_________]

The Option granted to you by TechCare Corp. (the “Company”) to purchase Shares of the Company’s Common K, par value $0.0001 (the “Option Shares”) is subject to the terms and conditions set forth in the Company’s 2017 Employee Stock Option Award Plan (the “Plan”) together with any rules and regulations adopted by the of the Company’s Board of Directors and this Award Letter. Any capitalized term used and not defined in the Award Letter has the meaning set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan control.

The Board of Directors may designate Awards granted pursuant to Section 102 as (1) “Approved 102 Awards” (i.e. Awards granted pursuant to Section 102(b) of the Ordinance and held in trust by a trustee for the benefit of the Grantee); or (2) “Unapproved 102 Awards” (i.e. Awards granted pursuant to Section 102(c) of the Ordinance and not held in trust by a trustee) or pursuant to Section 3(i) of the Ordinance.

The Board of Directors may elect for Approved 102 Awards to be classified as either (1) “Work Income Awards” that qualify for tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance; or (2) “Capital Gain Awards” that qualify for tax treatment in accordance with the provisions of Section 102(b)(2) or 3(i) of the Ordinance (the “Election”).

Approved 102 Awards may be granted until the Election has been appropriately filed with the Israeli tax authorities. The Election must be made at least thirty days before the date of the first grant of an Approved 102 Award under this Plan or Sub Plan according to the instructions published by the Israeli tax authorities from time to time. The Election shall remain in effect until the end of the subsequent year following the year during which the Board of Directors first granted such Approved 102 Awards and thereafter shall continue to be in effect unless otherwise determined by the Board of Directors. During the period indicated in the sentence above, the Board of Directors may grant only the type of Approved 102 Award it has elected, which Election shall apply to all Grantees who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance, as amended. For the avoidance of doubt, such Election shall not prevent the Board of Directors from granting, at all times, Unapproved 102 Awards to Employees or Section 3(i) Awards to Consultants, as defined under the Plan.

1.	Exercise Price

You may purchase the Option Shares covered by the Option for its aggregate par value.

2.	Term of Option

Your Option expires on the Expiration Date. However, your Option may terminate prior to the Expiration Date as provided in Section 6 of this Appendix upon the occurrence of one of the events described in that Section. Regardless of the provisions of Section 6 of this Appendix, in no event can your Option be exercised after the Expiration Date.

3.	Vesting and Exercisability of Option

The options granted to you are fully vested and exercisable.

4.	Exercise of Option

Subject to the limitations set forth in this Award Letter and in the Plan, your Option may be exercised by written or electronic notice provided to the Company as set forth below. Such notice shall (a) state the number of Option Shares with respect to which your Option is being exercised, (b) unless otherwise permitted by the Board of Directors or Compensation Committee, if any, be accompanied by a wire transfer, cashier’s check, cash or money order payable to the Company in the full amount of the Exercise Price for any Option Shares being acquired, and (c) be accompanied by such additional documents as the Board or Committee may then require. If any law or regulation requires the Company to take any action with respect to the Option Shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period necessary to take such action. You shall have no rights of a stockholder with respect to Option Shares subject to your Option unless and until your Option has been exercised and ownership of such Option Shares have been transferred to you.

As soon as practicable after receipt of notification of exercise and full payment of the Exercise Price, a certificate representing the number of Option Shares purchased under the Option, will be delivered in your name (or, in the event of your death, in the name of your beneficiary in accordance with the Plan) or, at the Company’s option, a certificate for such Shares will be delivered to you (or, in the event of your death, to your beneficiary in accordance with the Plan).

5.	Satisfaction of Exercise Price

(a)	Payment of Cash or Common Stock. Your Option may be exercised by payment in cash (including cashier’s check, money order or wire transfer payable to the Company), in Common Stock, in a combination of cash and Common Stock or in such other manner as the Board or Committee in its discretion may provide.

(b)	Payment of Common Stock. The Fair Market Value of any Shares of Common Stock tendered as all or part of the Exercise Price shall be determined in accordance with the Plan on the date agreed to by the Company in advance as the date of exercise. The certificates evidencing previously owned Shares of Common Stock tendered must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be tendered in exercise of your Option. Fractional Shares may not be tendered in satisfaction of the Exercise Price; any portion of the Exercise Price which is more than the aggregate Fair Market Value of the number of whole Shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more Shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the Exercise Price being paid in Common Stock, an appropriate replacement certificate will be issued to you for the number of excess Shares.

6.	Termination of Employment

(a)	General. The following rules apply to your Option in the event of your death, Disability (as defined below), retirement, or other termination of employment.

(1)	Termination of Employment. If your employment terminates for any reason other than death, Disability or retirement (as those terms are used below), your Option will expire as to any unvested and not yet exercisable installments of the Option on the date of the termination of your employment and no additional installments of your Option will become exercisable. Your Option will be limited to only the number of Shares of Common Stock which you were entitled to purchase under the Option on the date of the termination of your employment and will remain exercisable for that number of Shares for the earlier of 90 days following the date of your termination of employment or the Expiration Date.

(2)	Death or Disability. If your employment terminates due to Disability, your Option will become 100% vested and fully exercisable as to all Shares covered by the Option and will remain exercisable until the Expiration Date. If your employment terminates due to your death, your Option will become 100% vested and fully exercisable as to all of the Shares covered by the Option and will remain exercisable by your beneficiary in accordance with the Plan until the Expiration Date. For purposes of this Appendix, Disability shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean your complete inability, with or without a reasonable accommodation, to perform your duties with the Company on a full-time basis as a result of physical or mental illness or personal injury you have incurred for more than 12 weeks in any 52 week period, whether consecutive or not, as determined by an independent physician selected with your approval and the approval of the Company.

(3)	Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or make any other modification as permitted under the Plan.

(b)	Committee Determinations. The Committee, if any, shall have absolute discretion to determine the date and circumstances of termination of your employment and make all determinations under the Plan, and its determination shall be final, conclusive and binding upon you.

7.	Change in Control

Acceleration Upon Change in Control. Notwithstanding any contrary provisions of this Award Letter, upon the occurrence of a Change in Control (as defined below) prior to your termination of employment, your Option will immediately become 100% vested and fully exercisable as to all Shares covered by the Option and the Option will remain exercisable until the Expiration Date. A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d- 3 promulgated under the Exchange Act) of Shares representing 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with subclauses (i), (ii) and (iii) or clause (c) below; or

(b)	Individuals who, as of the Effective Date of the Plan, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (b), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c)	Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities.

(ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company.

8.	Tax Consequences and Income Tax Withholding

(a)	You should review the Company’s 2017 Employee Stock Option Award Plan for a more detailed summary of the income tax consequences, if any, of your receipt of this Option based on currently applicable provisions of the Code and related regulations.

(b)	This Award Letter is subject to your making arrangements satisfactory to the Committee to satisfy any applicable federal, state or local withholding tax liability arising from the grant or exercise of your Option. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain Shares of Common Stock having a Fair Market Value on the date tax is determined equal to the amount of your withholding obligation from the Shares otherwise deliverable to you upon the exercise of your Option. You may not elect to have the Company withhold Shares of Common Stock having a value in excess of the minimum statutory withholding tax liability. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you prior to transferring any Shares of Common Stock to you pursuant to this Option.

(c)	In addition, you must make arrangements satisfactory to the Committee to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from your Incentive Award hereunder. You may not elect to have the Company withhold Shares having a value in excess of the minimum withholding tax liability under local law. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Committee, no Shares will be issued to you or the Company shall have the right to withhold the required amount from your salary or other amounts payable to you prior to the delivery of the Common Stock to you.

9.	Compliance with Laws

This Award Letter and any Common Stock that may be issued hereunder shall be subject to all applicable laws and the rules of the exchange on which Shares of the Company’s Common Stock are traded. The Plan and this Award Letter shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware and without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States or, when applicable, the laws of the State of Israel.